Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Ambiq Micro, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.000001 per share	457(o)	—	—	$75,000,000	0.00015310	$11,483

	Total Offering Amounts					$75,000,000	—	$11,483

	Total Fees Previously Paid							—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$11,483

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase from the registrant, if any.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.